Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

BOASTS DIVIDENDS AND RESULTS FOR

FISCAL YEAR 2022

FORT LAUDERDALE, FL, June 29, 2022 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced results for its Fiscal Year ended April 30, 2022:

●	Net sales grew 6.1% to $1.14 billion, the highest net sales in the company’s history,
●	Gross profit was $417.8 million,
●	Operating income was $207.9 million,
●	Earnings per share was $1.70, the second highest EPS ever reported; and
●	Cash dividends totaling $6.00 per share were paid during fiscal years 2022 and 2021.

“Our operating results for the year continue to reflect the unexpected and lasting effects of Covid 19. We feel confident that our purpose and diligence have allowed us to react to the untimeliness of these conditions, as evidenced by the slight increase in gross profit per case throughout this unprecedented volatility. We have also heightened our focus on our brands and consumers and were rewarded by brand LaCroix achieving volume gains despite excessive discounting by various competitors. We are fortunate to have retail partners that continuously give their support and brands that respond positively. Throughout this period, we have expanded our social media platform and continue to broaden its importance,” stated a Company spokesperson.

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National Beverage Corp.

“Additionally, we continue to innovate with flavors and packaging. Following the successful launch of Beach Plum, Black Razzberry and Guava São Paulo in fiscal 2021, we introduced the unique flavor of LaCroix Cherry Blossom late in the fourth quarter of fiscal 2022. This launch featured social and outdoor media, spot radio, consumer sampling and attractive retail in-store displays. Cherry Blossom also dazzled onlookers at the iconic National Cherry Blossom Festival in Washington DC and was declared 2022 winner of the flavored water category by PEOPLE magazine. Praised for its fruity ‘lightly floral’ notes, one staffer declared ‘It’s like spring in a can’.”

“We remain focused on balancing margin management with sound growth and believe our proven brand portfolio positions us well for the new fiscal year. Our proven agility will allow us to adapt to future economic conditions in this time of unprecedented uncertainty and Opportunity, and continue to offer our shareholders a superior return on creativity,” concluded the spokesperson.

“Patriotism” – If Only We Could Bottle It!

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National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Fiscal Years Ended
April 30, 2022, May 1, 2021 and May 2, 2020

	(in thousands, except per share amounts)
	Fiscal Year Ended
	April 30, 2022	May 1, 2021	May 2, 2020*

Net Sales	$1,138,013	$1,072,210	$1,000,394

Net Income	$158,512	$174,146	$129,972

Earnings Per Common Share
Basic	$1.70	$1.87	$1.39
Diluted	$1.69	$1.86	$1.39

Avg. Common Shares Outstanding
Basic	93,323	93,280	93,256
Diluted	93,599	93,620	93,656

* Fiscal year 2020 consisted of 53 weeks; both Fiscal year 2022 and 2021 consisted of 52 weeks.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.